SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2002

ACTUATE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-24607	94-3193197

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, South San Francisco, California 94080
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 837-2000

Item 9. Regulation FD Disclosure

Set forth below is a frequently asked questions document regarding a potential SEC action against Actuate and Mr. Nicolas Nierenberg, Actuate’s Chairman and Chief Technology Officer.

Frequently Asked Questions about the SEC’s Investigation of Actuate Corporation and Nico Nierenberg

What is the nature of the potential SEC actions against Actuate and Mr. Nierenberg?
This matter arises from the SEC’s lawsuit against Unify Corporation and two of its officers. The SEC has alleged that in 1999 and 2000 Unify and the officers engaged in a fraudulent scheme to overstate Unify’s revenue and earnings by, among other things, improperly including in revenue reciprocal transactions with a number of different companies.

The potential action against Actuate and Mr. Nierenberg, Actuate’s Chairman and Chief Technology Officer, stems from two software license transactions that Actuate completed with Unify Corporation in early 2000. The potential action would allege that Actuate and Mr. Nierenberg violated, either directly or as an aider and abettor, certain provisions of the federal securities laws in connection with the transactions with Unify.

Are Actuate and Mr. Nierenberg cooperating with the SEC?
Yes, Actuate and Mr. Nierenberg are cooperating fully with the SEC to resolve the matter as quickly as possible. In addition, the staff of the SEC has invited Actuate and Mr. Nierenberg to provide written responses explaining why no action should be brought. Actuate and Mr. Nierenberg have recently provided the staff with those responses.

Can you provide more details about the transactions with Unify that are under review?
In early 2000, Actuate began to develop the Java functionality of its products. As part of this initiative, in the first quarter of 2000, Actuate entered into an OEM agreement with Unify in which Actuate licensed Unify’s eWave Java application server in order to incorporate it into Actuate’s products. Around the same time, Actuate and Unify agreed that Actuate would license its report server technology to Unify, so Unify could bundle it with its own products and resell it to Unify customers. These transactions were completed following a series of technical and business meetings that spanned approximately four months.

Did Actuate do anything else to develop Java functionality of its products?
One tangible result of Actuate’s Java initiative was the acquisition of EnterpriseSoft, a company that had developed reporting software that was based entirely on Java technology. The acquisition of EnterpriseSoft was approved by Actuate’s Board in January 2000, and was announced in March 2000 about the same time as the transactions with Unify.

Actuate’s move toward greater Java functionality continued with the May 2001 acquisition of a Java spreadsheet reporting company, Tidestone Technologies.

Why did Actuate choose Unify’s Java technology?
The idea of embedding application servers with software applications was a widely discussed topic in the software industry in 1999 and 2000. Because of its standards based open Java technology, Actuate believed that eWave provided the potential for Actuate to embed an application server with its software. Unify’s eWave was an attractive application server to customers because it was fast and compatible with the market leading application servers from BEA and IBM. At that time, Actuate felt Unify was a well respected software company, and eWave had a good reputation and strong technology.

Additionally, in licensing its report server technology to Unify, Actuate believed there was a substantial business opportunity in the form of exposure to Unify’s installed base as well as upsell potential to those customers.

What happened to Unify?
In mid-2000, Unify Corporation announced that it had improperly recognized revenue on a number of its software transactions and would restate its 1999 and 2000 financial statements in order to reflect proper accounting of those transactions. Unify allegedly violated a number of securities laws with respect to accounting for the revenue of those transactions. The SEC has settled its civil enforcement action with Unify, and is currently pursuing a civil enforcement action against the two former officers of Unify.

Didn’t Mr. Nierenberg help start Unify? What was his relationship with Unify in 2000?
Mr. Nierenberg was one of the founders of Unify but left Unify in 1993. To the best of our knowledge, by 2000 he did not hold any position with Unify and he had no financial interest in the company.

What specifically concerns the SEC?
The staff of the SEC is investigating (i) whether Actuate knew that Unify was violating the law by improperly recording these transactions (and therefore whether Actuate and Mr. Nierenberg aided and abetted Unify’s violations), and (ii) whether Actuate improperly accounted for Unify’s license of Actuate’s product.

Is there any truth to these allegations?
We believe that the Actuate-Unify transactions were entered into for valid business purposes. We also believe that Mr. Nierenberg and Actuate did not know of Unify’s alleged fraud and in no way aided or abetted Unify in its alleged scheme to overstate its revenue.

Will Actuate have to restate any of its past financial results?
We believe that our accounting treatment of the license transactions had no material impact to our financial statements reported in 2000. We only recognized approximately $52,000 of amortized maintenance revenue related to the license of our product by Unify in the second quarter of 2000 (less than 0.3% of total revenue for that quarter) and we subsequently reversed this revenue in the third quarter of 2000. No other amounts were recorded as revenue in our income statements.

In addition, these amounts were not included in subsequent quarterly financial statements, or the annual report for 2000. The transactions were disclosed in Actuate’s April 2001 proxy statement, and it was disclosed that they had no financial impact to the Company.

What remedies may the SEC seek?
The staff’s letter to Actuate states that it intends to recommend that the SEC seek the following remedies: (i) a permanent injunction prohibiting future violations of the Exchange Act and Rules thereunder, (ii) civil penalties; and (iii) an order preventing Mr. Nierenberg from serving as an officer or director of a public company.

What are the possible consequences of the possible civil penalties?
Actuate believes any monetary penalties resulting from litigation or a settlement are not likely to have a material financial impact on the company.

What is the next step?
Actuate and Mr. Nierenberg intend to meet with the SEC in the near future to try and resolve this matter. In the meantime, Actuate management is taking appropriate steps to reassure our customers and employees that this situation will not interrupt Actuate’s commitment to provide world class software and services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Actuate Corporation

Date: November 15, 2002
/s/    DANIEL A. GAUDREAU
Daniel A. Gaudreau
Chief Financial Officer